Clay Finlay Group
Code of Ethics Concerning Personal Securities Transactions

1. General Principles

This Code is based on the principle that the officers, directors and employees of the Clay Finlay Group have a fiduciary duty to the clients of the Company to conduct their personal securities transactions in a manner which does not interfere with clients’ portfolio transactions, or otherwise take unfair advantage of their position. In order to ensure the highest ethical standards, the Company, through this Code, places restrictions on personal transactions and other actions to insure that employees behave, in all respects, in a manner that: a) prohibits trading, directly or indirectly, on the basis of nonpublic information; b) puts the interests of the Company’s clients ahead of their own personal interests; c) complies with the requirements of the regulatory authorities; d) preserves the confidentiality of the Company’s information.

It is not practicable to create a Code that specifies every eventuality in which there might arise a conflict of interest with clients, or a breach of regulatory requirement or of confidentiality. It is essential that Employees should consult with the Compliance Officer whenever there is the slightest doubt about conflict or a breach.

All Employees are required to read and familiarize themselves with this Code of Ethics and the Policy Concerning Insider Trading and to understand their responsibilities. Employees are required to certify initially and thereafter annually, by the tenth calendar day of January, that they have read this Code, have complied with its requirements, and that they have disclosed all personal securities transactions. A copy of the required certificate is attached as Appendix 2.

2. Definitions

“Discretionary Account” means an account where an Employee or Related Person does not participate in recommending or making the investment decisions, or have any direct or indirect influence over the account. The circumstances of such accounts must be disclosed in writing and approved by the compliance officer.

“Employee” means all employees, officers or directors of the Clay Finlay group, and includes part-time employees, as well as trainees.

“Included Securities” has the same meaning as that set forth inmeans securities as defined in Section 2(a)(36) of the Investment Company Act of 1940. It includes such things as stocks, options, municipal bonds and private placements and open-ended investment companies (mutual funds). It does not include securities issued by the U.S. Government or its agencies, bankers’ acceptances, bank certificates of deposit, commercial paper,r and high quality short-term debt instruments, including repurchase agreements., unit investment trusts and shares of registered open-end mutual funds.

“IPC Member” means a senior investment professional who is a current member of the Company’s Investment Policy Committee.

“Related Person” means spouse or minor child of an Employee, any adult living in the same household, or any other person with whom an Employee shares a beneficial interest in a Transaction.

“Transaction” means any purchase, sale, acquisition or disposal of Included Securities.

3. Confidentiality

No Employee shall reveal to any other person (except in the normal course of his or her duties on behalf of the Company) any information regarding the transactions, actual or potential, or holdings of the clients of the Company.

4. Personal Investment Restrictions

a.  No Employee or Related Person may acquire any securities in an Initial Public Offering.

b.  No Employee or Related Person may acquire any securities in 1) a private placement or 2) a private placement or an initial public offering that is being considered for a Discretionary Account established by the Employee or Related Person, without the written prior approval of the Company compliance officer. Approval will take into account, among other factors, whether the investment opportunity is being offered to the individual by virtue of his or her position. Any authorized investment in a private placement or initial public offering must be disclosed by such person should he or she play any part in the Company’s subsequent consideration of an investment in securities of the issuer.

c.  No employee, having a direct or indirect beneficial interest in an Included Security, shall recommend the security to a client without disclosing such interest and having the transaction approved by the Compliance Officer.

d.  Employees and Related Persons are prohibited from executing Transactions whenever the Company has a pending order or intends to place an order on behalf of its clients for the same or related Included Security.

e.  Employees and Related Persons are prohibited from acquiring an Included Security for seven calendar days prior to a client acquisition of the same or related Included Security.

f.  Employees and Related Persons are prohibited from disposing of an Included Security for seven calendar days prior to a client disposal of the same or related Included Security.

g.  Employees and Related Persons are prohibited from disposing of an Included Security for seven calendar days after a client acquisition of the same or related Included Security.

h.  Employees and Related Persons are prohibited from acquiring an Included Security for seven calendar days after a client disposal of the same or related Included Security.

i.  Employees and Related Persons are prohibited from profiting from the purchase and sale, or sale and purchase of any Included sSecurity within 60 calendar days without the prior written approval of the Company’s compliance officer.

j.  For Included Securities other than open-ended investment companies, noNo Employee or Related Person may enter into a Transaction without the prior written approval of two senior staff members who are either executive members of the board of directors or of the IPC.members of the IPC.  To obtain approval, the Employee must complete a Personal Security Transaction Request Form (a copy of which is attached to this document), and have it duly authorized. Such authorization shall be valid for 24 hours.

k.  Transactions in shares of open-ended investment companies do not require prior approval, but must be reported (utilizing a Personal Security Transaction Request Form) within two days of transaction date.

l.  Employees and Related Persons are prohibited from investment in open-ended investment companies to which Clay Finlay acts as a sub-advisor.

m.  Employees and Related Persons whose assets are held in a pre-authorized Discretionary Account are exempt from the provisions of Sections 4a to 4k. However, they must fulfill the requirements of Sections 6a to 6c.

5. Exemptions

The personal investment restrictions of section 4 of this code shall not apply to:

a.  Purchases which are part of an automatic dividend reinvestment plan.

b.  Sales of securities resulting from the exercise of options from employee incentive plans are exempt from the provisions of Section 4i.

c.  Employees and Related Persons whose assets are held in a pre-authorized Discretionary Account are exempt from the provisions of Sections 4a, 4c to 4j, and 6d.

d.  Non-executive directors, who do not have access to the Company’s investment meetings or systems, shall be exempt from the provisions of section 4. However, such directors must comply with Section 6 reporting requirements with the exception of 6d.

6. Reporting Requirements

a.  New Employees must provide the Compliance Officer with a list of their holdings, or those of Related Persons, in Included Securities within 10 days of joining the Company.

b.  Employees and Related Persons must provide the Compliance Officer with details of the opening of any brokerage account and must direct their broker to supply the Company with duplicate confirmations of all Transactions.

c.  Employees and Related Persons must provide the Compliance Officer with a list of their holdings of Included Securities as at the last day of December of each year, within fifteen calendar days following year end.

d.  Employees and Related Persons shall report each Transaction to the Compliance Officer by providing the completed and signed Personal Security Transaction Request Form.

e.  Within 10 days of each calendar quarter, the Employee or Related Person must complete and sign a Quarterly Transactions Summary Form (a copy of which is attached to this document) which shall list each and every Transaction made during the calendar quarter.

7. Monitoring Personal Transactions

a.  The Compliance Officer shall keep on file the completed Personal Security Transaction Request Form, the associated broker’s confirmation form and the Quarterly Transactions Summary Form.

b.  The Company shall record all reported Transactions within its computer system.

c.  At regular intervals the Company shall compare the personal transactions of all employees with the Transactions that the Company has made on behalf of clients.

8. Gifts and Entertainment

Employees may not accept gifts, entertainment or anything of value in excess of US$100 (or the equivalent in other currency) from any person or entity that does business with, or on behalf of, the Company.

9. Service as a Director

Employees may not serve on the Boards of Directors of public corporations in which clients might invest, or engage in other outside activities which can conflict with the Company’s obligations to clients unless such service is pre-authorized on the basis that the service would not be inconsistent with the interests of any client.

10. Sanctions

Any profits from a transaction Transaction that was not pre-authorized as provided in Section 4j or reported as provided in Section 4kd of this Code will be disgorged to any appropriate charity. The Company in its discretion may waive disgorgement in exceptional circumstances. The Company also reserves the right to impose other penalties for violations of the Code, including requiring reversal of a Transaction, suspension or termination of the employment of the violator. All material violations of this Code and any sanctions imposed with respect thereto will be reported periodically to the Compliance Committee of the Board of Directors of the Company.

11. Insider Trading

The Company has adopted a policy statement on insider trading and conflicts of interest (the "Policy Statement"), a copy of which is attached hereto as Appendix 1.

Effective January 1, 2002November, 2003

Appendix 1 to Code of Ethics Concerning Personal Securities Transactions

Policy Concerning Insider Trading & Market Manipulation

General Guidelines

It is unlawful for any person to buy or sell securities on the basis of material nonpublic information, a practice commonly known as “insider trading”. The law requires the Company to establish, maintain and enforce written polices and procedures reasonably designed to detect and prevent insider trading. The law provides civil and criminal penalties for those who engage in insider trading. These penalties can be severe and include treble damages and up to 10 years in jail.

No person to whom this policy applies may trade, either personally or on behalf of others, while in possession of material nonpublic information. No Company personnel may communicate material, nonpublic information to others in violation of the law.

Material Information

Information is material if there is a substantial likelihood that the information would affect the market for the securities or that a reasonable investor would consider this information important in deciding whether to buy, sell or hold securities of the issuer. Information should be presumed to be material if it relates, for example, to such matters as dividend increases or decreases, earnings estimates, changes in previously released earnings estimates, significant increases or decreases in orders, merger or acquisition proposals or agreements, extraordinary borrowing, major litigation, liquidity problems, extraordinary management developments and purchase or sales of substantial assets.

As a rule, information which is no longer timely or cannot otherwise be reasonable anticipated to have any immediate market impact, will not be held to be material. Among the factors to be considered in determining whether information is actually timely are the degree of its specificity, the extent to which it differs from information previously disseminated publicly, and its reliability in the light of its nature, its source and the circumstances under which it was received.

Nonpublic information

Nonpublic information is information received that has not been publicly disclosed. Information received about an issuer under circumstances which indicate that it is not yet in general circulation in the marketplace should be deemed to be nonpublic information. Information is public when it has been disseminated broadly to investors in the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. Release of information through a filing with a government agency, a press conference or press release, or after delivery of the information to a stock exchange, major news agencies, newspapers or appropriate trade publications.

Identifying Inside Information

If, after considering these rules and before executing any trade, you have any questions as to whether the information is material and nonpublic, you should consult with the Company compliance officer and await the Company’s determination as to how to proceed. Do not communicate the information to any other person.

Contact with Public Companies

The Company's contacts with public companies represent an important part of our research efforts. The Company may make investment decisions on the basis of the firm's conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a Company employee or other person subject to this Policy Statement becomes aware of material nonpublic information. This could happen, for example, if a Company's Chief Financial Officer prematurely disclosed quarterly results to an analyst, or an investor relations representative makes a selective disclosure of adverse news to a handful of investors. In such situations, the Company must make a judgment as to its further conduct. To protect yourself, your clients and the firm, you should contact the Compliance Officer immediately if you believe that you may have received material, nonpublic information.

Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary gyrations in the price of the target company's securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and "tipping" while in possession of material, nonpublic information regarding a tender offer received from the tender offer or, the target company or anyone else acting on behalf of either. The Company's employees and others subject to this Policy Statement should exercise particular caution any time they become aware of nonpublic information relating to a tender offer.

Market Manipulation

It is unlawful for any employee to behave in such a way as to give a false or misleading impression as to supply of, or demand for, or as to the price of any security for the purpose of profiting from such manipulation personally or on behalf of the firm’s clients.